Exhibit 4.8

PHARMACEUTICALS PARTNERSHIPS PROGRAM

P3

FUNDING AGREEMENT

GENERAL CONDITIONS

CONTENTS

1	INTERPRETATION
	1.1	Definitions
	1.2	Construction
	1.3	Headings

2	PERFORMANCE AND UNDERTAKING

3	PAYMENT OF FUNDING
	3.1	Payment by Commonwealth
	3.2	Payment in respect of Actual Expenditure in a Payment Year
	3.3	Underperformance in a Payment Year may be offset by Overperformance in Previous Financial Years
	3.4	Overperformance in a Payment Year may offset Underperformance in the immediately preceding Financial Year
	3.5	Conditions precedent to payment
	3.6	Maximum payment
	3.7	Process and time for payment
	3.8	Taxable grant
	3.9	Set-off
	3.10	Recovery by Commonwealth

4	COMMONWEALTH’S DETERMINATION BINDING
	4.1	Matters for binding determination
	4.2	Procedure for binding determination

5	BASE EXPENDITURE
	5.1	Audit Statement
	5.2	Adjustment of Base Expenditure
	5.3	Adjustment of maximum payments

6	MATTERS FOR REPORTING
	6.1	Cessation of activity and change in corporate group
	6.2	Government Grants

7	REPORTS
	7.1	Reporting and estimating expenditure
	7.2	Quarterly Reports
	7.3	Annual Report
	7.4	Requesting further information
	7.5	Extension of time for Reports
	7.6	Failure to submit Reports
	7.7	Evaluation

8	REVIEW
	8.1	Annual Assessment and Mid Term Review
	8.2	Ad Hoc Review trigger
	8.3	Ad Hoc Review process
	8.4	Effect of Ad Hoc Review

9	INTELLECTUAL PROPERTY
	9.1	Vesting of Intellectual Property
	9.2	Licence
	9.3	Documentation
	9.4	Warranty

10	CONFIDENTIALITY
	10.1	Publicity
	10.2	Confidential Information

11	RECORDS AND AUDIT
	11.1	Records
	11.2	Approvals and contract R&D
	11.3	Inspection and audit

12	WARRANTIES
	12.1	Corporate capacity
	12.2	Application and Portfolio
	12.3	Other warranties
	12.4	Notification of breach

13	TERM AND TERMINATION
	13.1	Term
	13.2	Termination at any time
	13.3	Termination for default
	13.4	Force majeure
	13.5	Survival of obligations after termination

14	COMMUNICATIONS
	14.1	General
	14.2	How to give a Communication
	14.3	Email communication
	14.4	Current address for delivery of Communications
	14.5	Communications by post
	14.6	Communications by facsimile
	14.7	After hours communications
	14.8	Process service

15	GST
	15.1	Construction
	15.2	Consideration GST exclusive
	15.3	Payment of GST
	15.4	Timing of GST payment
	15.5	Tax invoice
	15.6	Adjustment event
	15.7	Reimbursements
	15.8	Recipient created tax invoice
	15.9	Acknowledgment by Commonwealth
	15.10	Acknowledgment by Participant

16	SUBSTITUTION, VARIATION, ASSIGNMENT AND WAVER
	16.1	Substitution and variation
	16.2	Assignment and dealing

	16.3	Waiver and exercise of rights

17	GENERAL
	17.1	Further steps
	17.2	Governing law and jurisdiction
	17.3	Liability
	17.4	Good faith and reasonableness
	17.5	Relationship of parties

OPERATIVE PROVISIONS

1                                         INTERPRETATION

1.1                               Definitions

In this Funding Agreement:

“Accrued Overperformance” means any part of Overperformance in Previous Financial Years which has not been used previously to offset Underperformance under clause 3.3 or clause 3.4.

“Accrued Underperformance”, in relation to a Payment Year, means any part of Underperformance in the Financial Year immediately preceding the Payment Year which has not been previously offset by Overperformance under clause 3.3.

“Actual Activity”, in relation to a Financial Year, means the Eligible Pharmaceutical R&D Activity performed by the Participant and Members, or performed for or on behalf of the Participant or a Member by any person under a contract with the Participant or a Member, during that Financial Year.

“Actual Expenditure”, in relation to a Financial Year, means the Eligible Expenditure which the Participant and Members have spent on the Actual Activity in that Financial Year.

“Ad Hoc Review” means an assessment under clause 8.3(a).

“Annual Report” means a report in accordance with clause 7.3.

“Application” means the application to participate in the Round of the Program submitted by the Participant.

“Approvals” means all legislative, ethical, government and regulatory approvals required in relation to the Portfolio and includes Ethical and Regulatory Approvals.

“Audit Statement” means a statement which:

(a)                                  is prepared and personally signed by a member of the Institute of Chartered Accountants, a member of the Society of Certified Practising Accountants or a Public Practice Certified Member of the National Institute of Accountants not being an associate, employee, shareholder, director or other officeholder of the Participant or a member of the Group;

(b)                                 contains a declaration that the Program Guidelines have been complied with in the conduct of the audit; and

(c)                                  is prepared in accordance with auditing standard AUS902 “Review of Financial Reports” issued by the Australian Accounting Research Foundation.

“Audited Third Base Year Expenditure” means the Eligible Expenditure spent on the Portfolio in the Third Base Year by the Participant and people who were members of the Group at the closing date for submission of applications to participate in the Round, as verified by the Audit Statement under clause 5.1.

“Base Expenditure” means:

(a)                                  where the Commonwealth has not issued a notice under clause 5.2, the amount set out in Item 2(d) of the Schedule; or

(b)                                 where the Commonwealth has issued a notice under clause 5.2, the amount of Base Expenditure set out in the notice or, if no amount of Base Expenditure is set out in the notice, the Base Expenditure calculated in accordance with clause 5.2.

“Business Day” means a day which is not a Saturday, Sunday or public holiday in Canberra.

“Commonwealth” means the Commonwealth of Australia and includes the Minister (as defined in the Directions), the delegate of the Minister (as defined in the Directions), the Industry Research and Development Board and the Pharmaceuticals Committee of the Industry Research and Development Board (as defined in the Program Guidelines).

“Communication” means a notice, demand, certification, process, approval, consent, proposal or other communication from one party to the other party relating to this Funding Agreement.

“Confidential Information” means all information belonging to the Participant, a Member or any person who performs Eligible Pharmaceutical R&D Activity under a contract with the Participant or a Member that is by its nature confidential, and includes to the extent that it is confidential:

(a)                                  information forming part of or relating to the Application;

(b)                                 subject to this Funding Agreement, information relating to a specific Eligible Pharmaceutical R&D Activity;

(c)                                  Contract Material;

but does not include information that:

(d)                                 is in or becomes part of the public domain other than through breach of this Funding Agreement or an obligation of confidence owed to the owner of the information; or

(e)                                  the Commonwealth acquires from another source entitled to disclose it.

“Contract Material” means all Material:

(a)                                    brought into existence by the Participant for the purpose of reporting on the performance of its obligations under this Funding Agreement;

(b)                                   incorporated in, supplied or required to be supplied with the Material referred to in paragraph (a).

“Control”, in relation to an entity, means:

(a)                                    legally or beneficially owning more than 50% of any distribution of capital or income from the entity; or

(b)                                   having the right to exercise more than 50% of the voting power in respect of the entity.

“Directions” means the Pharmaceuticals Partnerships Program Directions No. 1 of 2003 given under subsections 19(1) and 20(1) of the Industry Research and Development Act 1986 (Cth).

“Eligibility Criteria” means the eligibility criteria for the Program as set out in Section 3 of the Program Guidelines.

“Eligible Expenditure” has the meaning given in the Program Guidelines.

“Eligible Pharmaceutical R&D Activity” means an eligible pharmaceutical research and development (R&D) activity as defined in the Directions which is performed by the Participant or a Member, or performed for or on behalf of the Participant or a Member by any person under a contract with the Participant or a Member, in connection with the Portfolio.

“Estimated Third Base Year Expenditure” means the estimated Eligible Expenditure spent or to be spent on the Portfolio in the Third Base Year by the Participant and people who were members of the Group at the closing date for submission of applications to participate in the Round, as set out in the Application.

“Ethical and Regulatory Approval” means, in relation to an activity, prior formal approval by a qualified regulatory body or committee that the activity complies with all relevant ethics codes and guidelines adopted by the National Health and Medical Research Council, the Office of the Gene Technology Regulator, the Therapeutic Goods Administration and all other relevant regulatory agencies operating in Australia.

“Exit Date” means the date set out in Item 1 (b) of the Schedule.

“Financial Year” means the 12 month period beginning on 1 July in one calendar year and ending on 30 June in the following calendar year.

“First Base Year” means the Financial Year set out in Item 2(a) of the Schedule.

“Forecast Activity”, in relation to a Financial Year, means the Eligible Pharmaceutical R&D Activity which the Participant proposes that the Participant and Members will perform, or will procure a person to perform for or on behalf of the Participant or a Member under a contract with the Participant or a Member, in that Financial Year, being the activity set out in Item 5 of the Schedule.

“Forecast Expenditure”, in relation to a Financial Year, means the Eligible Expenditure which the Participant proposes that the Participant and Members will spend on the Portfolio in that Financial Year, being:

(a)                                  where the Commonwealth has not issued a notice under clause 8.4, the amount of Forecast Expenditure set out in Item 3 of the Schedule in respect of that Financial Year; or

(b)                                 where the Commonwealth has issued one or more notices under clause 8.4, the amount set out in the most recent notice in respect of that Financial Year or, if no amount is set out in the most recent notice, the amount calculated in accordance with clause 8.4 for that Financial Year as at the date of the most recent notice.

“Funding” means the funding provided to the Participant under this Funding Agreement.

“Funding Agreement” means this deed.

“Government Grant” means any financial assistance, other than by way of equity injection, received from a Commonwealth, State or Territory government source in respect of the Portfolio during the term of this Funding Agreement, excluding any amount received or to be received under this Funding Agreement.

“Group” means all:

(a)                                  persons who Control the Participant;

(b)                                 persons who are Controlled by the Participant; and

(c)                                  persons who are Controlled by a person referred to in paragraph (a) or (b).

“GST Law” has the meaning given to that expression in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Insolvency Event” means, in relation to a person, any of the following:

(a)                                  a person is or states that the person is unable to pay from the person’s own money all the person’s debts as and when they become due and payable;

(b)                                 a person is taken or must be presumed to be insolvent or unable to pay its debts under any applicable legislation;

(c)                                  an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a person;

(d)                                 an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of the corporation or any action is taken to appoint any such person;

(e)                                  a receiver or receiver and manager is appointed in respect of any property of a person;

(f)                                    a corporation is deregistered under the Corporations Act 2001 (Cth) or notice of its proposed deregistration is given to the corporation;

(g)                                 a distress, attachment or execution is levied or becomes enforceable against any property of a person;

(h)                                 a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or a deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the person’s creditors or members or a moratorium involving any of them; or

(i)                                     anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of a person.

“Intellectual Property” includes all copyright and neighbouring rights, all rights in relation to inventions (including patent rights), plant breeder’s rights, registered and unregistered trade marks (including service marks), registered designs, confidential information (including trade secrets and know how) and circuit layouts and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields.

“Interest” means an amount of interest calculated:

(a)                                  at the rate set out in Item 7 of the Schedule;

(b)                                 on a daily basis upon the amount that was and is outstanding (as the case may be) in respect of each amount required to be repaid;

(c)                                  from and including the day when any part of the moneys upon which interest is payable was first paid to the Participant by the Commonwealth under this Funding Agreement until but excluding the day of payment of those moneys; and

(d)                                 on the actual number of days elapsed on the basis of a 365 day year.

“Material” includes documents, equipment, software, information and data stored by any means.

“Maximum Annual Payment”, in respect of a Financial Year, means:

(a)                                  where the Commonwealth has not issued a notice under clause 5.3(d) or clause 8.4, the Maximum Annual Payment set out in respect of that Financial Year in Item 3 of the Schedule; or

(b)                                 where the Commonwealth has issued one or more notices under clause 5.3(d) or clause 8.4, the Maximum Annual Payment in respect of that Financial Year set out in the most recent notice or, if no Maximum Annual Payment is set out in the most recent notice, the amount calculated in accordance with clause 5.3(d) or clause 8.4 (as appropriate) as at the date of the notice.

“Maximum Payment” means:

(a)                                  where the Commonwealth has not issued a notice under clause 5.3(d) or clause 8.4, the Maximum Payment set out in Item 3 of the Schedule; or

(b)                                 where the Commonwealth has issued one or more notices under clause 5.3(d) or clause 8.4, the Maximum Payment set out in the most recent notice or, if no Maximum Payment is set out in the most recent notice, the Maximum Payment calculated in accordance with clause 5.3(d) or clause 8.4 (as appropriate) as at the date of the notice.

“Member” means a person set out in Item 6 of the Schedule, being a person who is a member of the Group and who either performs Eligible Pharmaceutical R&D Activity, or procures any person to perform Eligible Pharmaceutical R&D Activity for or on behalf of the Member under a contract with the Member, or both.

“Overperformance” means, in relation to a Financial Year, the amount by which the Actual Expenditure in respect of that Financial Year exceeds Forecast Expenditure in respect of that Financial Year.

“Participant” means the company identified as the Participant in the Particular Conditions.

“Particular Conditions” means the Particular Conditions entered into by the Participant and the Commonwealth which refer to these General Conditions.

“Payment Year” means a Financial Year during the term of this Funding Agreement.

“Performance Milestones” means the performance milestones set out in Item 5 of the Schedule.

“Preceding Year” means the Financial Year immediately preceding the relevant Payment Year.

“Portfolio” means the agreed portfolio of R&D activities set out in Item 4 of the Schedule.

“Previous Financial Years”, in relation to a Financial Year, means the Financial Years occurring in the period from the Start Date to the beginning of that Financial Year.

“Program” means the Pharmaceuticals Partnerships Program, known as P3, administered by the Department of Industry, Tourism and Resources.

“Program Funding” means the funding made available by the Parliament of the Commonwealth of Australia for the Program in any given Financial Year, being the funding specified in the Portfolio Budget Statement (as varied by any Portfolio Additional Estimates Statement).

“Program Guidelines” means the Pharmaceuticals Partnerships Program Guidelines published by the Department of Industry, Tourism and Resources, dated September 2003.

“Quarter” means a period of 3 months beginning on 1 July 1 October, 1 January or 1 April of any Financial Year.

“Quarterly Report” means a report in accordance with clause 7.2.

“Report” means any report required to be submitted to the Commonwealth by the Participant under this Funding Agreement and includes the Audit Statement under clause 5.1, Quarterly Reports and the Annual Report.

“Round” means the funding round for the Program which starts on the Start Date.

“Second Base Year” means the Financial Year set out in Item 2(b) of the Schedule.

“Selection Criteria” means the merit criteria set out in Part 3 of the Directions.

“Start Date” means the date set out in Item 1(a) of the Schedule.

“Third Base Year” means the Financial Year set out in Item 2(c) of the Schedule.

“Underperformance” means, in relation to a Financial Year, the amount by which Forecast Expenditure in respect of that Financial Year exceeds Actual Expenditure in respect of that Financial Year.

1.2                               Construction

Unless expressed to the contrary, in this Funding Agreement:

(a)                                  words in the singular include the plural and vice versa;

(b)                                 any gender includes the other genders:

(c)                                  if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)                                 “includes” means includes without limitation;

(e)                                  no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)                                    a reference to:

(i)                   a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)                 a person includes the person’s legal personal representatives, successors and permitted assigns and persons substituted by novation, if permitted;

(iii)                an organisation includes a body which replaces or substitutes for that organisation, having substantially the same functions as that organisation;

(iv)               any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(v)                 an obligation includes a warranty or representation and a reference to failure to comply with an obligation includes a breach of warranty or representation;

(vi)               a right includes a benefit, remedy, discretion or power;

(vii)              time is to local time in Canberra;

(viii)            “$” or “dollars” is a reference to Australian currency;

(ix)                this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties; and

(x)                  a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this Funding Agreement;

(g)                                 if the date on or by which any act must be done under this Funding Agreement is not a Business Day, the act must be done on or by the next Business Day; and

(h)                                 where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3                               Headings

Headings do not affect the interpretation of this Funding Agreement.

2                                         PERFORMANCE AND UNDERTAKING

(a)                                  Subject to this Funding Agreement, the Participant must, or must procure Members (either personally or through other persons) to perform the Forecast Activity and undertake the Forecast Expenditure.

(b)                                 In performing, undertaking and procuring the performance and undertaking of the Forecast Activity and the Forecast Expenditure, the Participant must make every effort to ensure that the Performance Milestones are met.

(c)                                  The Participant must procure that all Eligible Pharmaceutical R&D Activity performed by a person other than the Participant or a Member is the subject of a prior written contract between that person and the Participant or the Member (as the case may be) which specifies the nature of the work to be performed.

(d)                                 The Participant acknowledges and agrees that although all or any part of the Forecast Activity or the Forecast Expenditure may be performed or undertaken by a person other than the Participant, the Participant remains responsible for ensuring that all obligations of the Participant under this Funding Agreement are met.

(e)                                  In performing, undertaking and procuring the performance and undertaking of the Forecast Activity and the Forecast Expenditure, the Participant must, and must procure all persons performing or undertaking the Forecast Activity and the Forecast Expenditure to:

(i)                   obtain and comply with all Approvals;

(ii)                 comply with all applicable laws, legislation and regulations of the Commonwealth or of any State, Territory or local authority, including the Crimes Act 1914 (Cth), Privacy Act 1998 (Cth), Racial Discrimination Act 1975 (Cth), Sex Discrimination Act 1984 (Cth) and Disability Discrimination Act 1992 (Cth); and

(iii)                comply with all relevant obligations under the Equal Opportunity for Women in the Workplace Act 1999 (Cth).

3                                         PAYMENT OF FUNDING

3.1                               Payment by Commonwealth

Subject to this Funding Agreement, for each Payment Year, the Commonwealth must pay to the Participant the aggregate of:

(a)                                  if clause 3.2 applies, the amount calculated in accordance with clause 3.2 in respect of the Payment Year;

(b)                                 if clause 3.3 applies, the amount calculated in accordance with clause 3.3 in respect of the Payment Year; and

(c)                                  if clause 3.4 applies, the amount calculated in accordance with clause 3.4 in respect of the Payment Year.

less the value of any Government Grant received in respect of the Payment Year.

3.2                               Payment in respect of Actual Expenditure in a Payment Year

Where the Actual Expenditure in the Payment Year exceeds Base Expenditure, the amount to be paid under clause 3.1(a) in respect of the Payment Year is the lower of:

(a)                                  the Maximum Annual Payment for the Payment Year; and

(b)                                 an amount calculated in accordance with the formula:

(AE – BE) x 30%

where:

(i)                                     AE means Actual Expenditure for the Payment Year; and

(ii)                                  BE means Base Expenditure.

3.3                               Underperformance in a Payment Year may be offset by Over performance in Previous Financial Years

Subject to this Funding Agreement, where:

(a)                                  there is Underperformance in the Payment Year;

(b)                                 an amount of Accrued Overperformance remains at the end of the Payment Year;

(c)                                  [the Participant meets the 75% test] the aggregate of:

(i)            the Actual Expenditure incurred in the Payment Year; and

(ii)           any Accrued Overperformance that will be used to offset Underperformance in the Payment Year under this clause 3.3,

is not less than 75% of the Forecast Expenditure for the Payment Year; and

(d)                                 [the Participant meets the 50% test] the amount calculated in accordance with clause 3.2(b) in respect of the Payment Year is not less than 50% of the Maximum Annual Payment for the Payment Year, then the amount to be paid under clause 3.1(b) in respect of the Payment Year is the lower of:

(e)                                  30% of the Underperformance in the Payment Year; and

(f)                                    30% of the Accrued Overperformance.

3.4                               Overperformance in a Payment Year may offset Underperformance in the immediately preceding Financial Year

Subject to this Funding Agreement, where:

(a)                                  there is Overperformance in the Payment Year;

(b)                                 an amount of Accrued Underperformance remains at the end of the Payment Year:

(c)                                  [the Participant meets the 75% test] the aggregate of:

(i)            the Actual Expenditure incurred in the Preceding Year; and

(ii)           any Overperformance in Previous Financial Years to the Preceding Year that has been used to offset Underperformance in the Preceding Year,

was not less than 75% of the Forecast Expenditure for the Preceding Year; and

(d)                                 [the Participant meets the 50% test] the amount calculated in accordance with clause 3.2(b) in respect of the Preceding Year was not less than 50% of the Maximum Annual Payment for the Preceding Year,

then the amount to be paid under clause 3.1(c) in respect of the Payment Year is the lower of:

(e)                                  30% of the Accrued Underperformance; and

(f)                                    30% of the Overperformance for the Payment Year.

3.5                              Conditions precedent to payment

(a)                                  Notwithstanding any other clause of this Funding Agreement, the Participant is not entitled to receive, and the Commonwealth is not obliged to pay to the Participant, an amount under this clause 3 if:

(i)            the Commonwealth has insufficient Program Funding available at the  time a payment is due to the Participant;

(ii)           the Participant has not submitted all Reports due for submission at the time a payment is otherwise due to the Participant;

(iii)          the Participant has not complied with any other of its obligations under this Funding Agreement; or

(iv)          the Commonwealth has become entitled to terminate this Funding Agreement under clause 13.3.

(b)                                 The Commonwealth may withhold any payment where it has reasonable grounds to suspect that the Participant may not be entitled to payment, for such time as the Commonwealth reasonably requires to make such further inquiries as are needed to determine the Participant’s entitlement to payment.

3.6                               Maximum payment

Notwithstanding any other clause of this Funding Agreement, if the Commonwealth is required under this Funding Agreement to pay to the Participant an amount (“Amount”), the Amount which the Commonwealth is required to pay will be reduced so that:

(a)                                  [Program cap] the aggregate of the Amount and all previous payments to the Participant under the Program does not exceed $10 million;

(b)                                 [Maximum Payment] the aggregate of the Amount and all previous payments to the Participant under this Funding Agreement does not exceed the Maximum Payment;

(c)                                  [first Quarterly cap] where the Amount is payable under clause 3.1 in connection with clause 3.1(a) in respect of the first Quarter of a Payment Year, the aggregate of:

(i)                                     the Amount; and

(ii)                                  the value of any Government Grant received or to be received in respect of the first Quarter of the Payment Year,

does not exceed 25% of the Maximum Annual Payment for that Payment Year;

(d)                                 [second Quarterly cap] where the Amount is payable under clause 3.1 in connection with clause 3.1(a) in respect of the second Quarter of a Payment Year, the aggregate of:

(i)            the Amount;

(ii)           all payments previously made to the Participant under this Funding Agreement in respect of that Payment Year; and

(iii)          the value of any Government Grant received or to be received in respect of the first two Quarters of the Payment Year,

does not exceed 50% of the Maximum Annual Payment for that Payment Year; and

(e)                                  [third Quarterly cap] where the Amount is payable under clause 3.1 in connection with clause 3.1(a) in respect of the third Quarter of a Payment Year, the aggregate of:

(i)            the Amount;

(ii)           all payments previously made to the Participant under this Funding Agreement in respect of that Payment Year; and

(iii)          the value of any Government Grant received or to be received in respect of the first three Quarters of the Payment Year,

does not exceed 75% of the Maximum Annual Payment for that Payment Year.

3.8                               Taxable grant

The Participant acknowledges that payments made under this Funding Agreement are made as a taxable grant.

3.9                               Set-off

The Commonwealth may set-off any money due for payment by the Commonwealth to the Participant under this Funding Agreement against any money due for payment by the Participant to the Commonwealth under this Funding Agreement.

3.10                        Recovery by Commonwealth

(a)                                  If at any time, for any reason, the Commonwealth has paid the Participant more than the Participant is entitled to under clauses 3.1 to 3.9 inclusive, the Commonwealth may by notice in writing to the Participant require the Participant to repay to the Commonwealth the amount of the excess.

(b)                                 In addition to the amount of the excess required to be repaid under clause 3.10(a), the Commonwealth may, in its discretion, require the Participant to pay Interest on the amount of the excess.

(c)                                  If the Commonwealth gives a notice to the Participant under this clause 3.10, the Participant must repay the amount in full within 30 days of the date of the notice.

(d)                                 If the Participant is required to pay an amount to the Commonwealth under this Funding Agreement, the Commonwealth may recover the amount as a debt due and payable to the Commonwealth.

4                                         COMMONWEALTH’S DETERMINATION BINDING

4.1                               Matters for binding determination

The Commonwealth’s determination as to all or any of the following matters is final and binding on the Participant:

(a)                                  whether activity is Eligible Pharmaceutical R&D Activity;

(b)                                 whether expenditure is Eligible Expenditure;

(c)                                  whether expenditure has been incurred in respect of the Portfolio; and

(d)                                 whether a Performance Milestone has been met.

4.2                               Procedure for binding determination

(a)                                  In making a determination under clause 4.1, the Commonwealth must take into account all relevant documentation and submissions made by the Participant in relation to the determination.

(b)                                 After making a determination under clause 4.1, the Commonwealth must provide to the Participant written reasons for the determination.

5                                         BASE EXPENDITURE

5.1                               Audit Statement

Within 60 days after the end of the Third Base Year, the Participant must provide to the Commonwealth an Audit Statement verifying:

(a)                                  the Actual Expenditure in respect of the Third Base Year; and

(b)                                 that the expenditure reported as Actual Expenditure in respect of the Third Base Year is Eligible Expenditure and has been spent on the Portfolio.

5.2                              Adjustment of Base Expenditure

Where Audited Third Base Year Expenditure is higher than Estimated Third Base Year Expenditure, the Commonwealth may by notice in writing to the Participant, increase Base Expenditure to an amount equal to the average of the following amounts:

(a)                                  the amount of Expenditure set out in Item 2(a) of the Schedule in respect of the First Base Year;

(b)                                 the amount of Expenditure set out in Item 2(b) of the Schedule in respect of the Second Base Year; and

(c)                                  the Audited Third Base Year Expenditure.

5.3                              Adjustment of maximum payments

If the Commonwealth increases Base Expenditure under clause 5.2:

(a)                                  [Participant  may  submit proposals]  the Commonwealth must allow the Participant 30 days from the date of the notice referred to in clause 5.2 to submit one or more proposals to vary any or all of the Forecast Activity, Forecast Expenditure and the Portfolio, so that the Participant can retain the benefit of the original Maximum Annual Payments and original Maximum Payment;

(b)                                 [Commonwealth may accept or reject proposals]  subject to clause 16.1(c), the Commonwealth may, in its discretion, accept or reject a proposal referred to in clause 5.3(a), with or without conditions;

(c)                                  [variation of Funding Agreement]  if the Commonwealth accepts a proposal referred to in clause 5.3(a), this Funding Agreement will be varied when the parties enter into a valid variation in accordance with clause 16.1(c)(ii); and

(d)                                 if the Participant does not submit any proposals under clause 5.3(a) or the Commonwealth rejects all proposals made by the Participant pursuant to clause 5.3(a), the Commonwealth may by notice in writing to the Participant:

(i)                                     [reduce Maximum Annual Payments]  reduce the Maximum Annual Payment for each of the Payment Years in the period from the Start Date to the Exit Date to an amount calculated in accordance with the formula

(FE – BE) x 30%

where:

(A)                              FE means Forecast Expenditure for that Payment Year; and

(B)                                BE means Base Expenditure calculated in accordance with clause 5.2; and

(ii)                                  [reduce Maximum Payment]  reduce the Maximum Payment so that it is equal to the aggregate of the Maximum Annual Payments for each of the Payment Years in the period from the Start Date to the Exit Date, as reduced under clause 5.3(d)(i).

6                                         MATTERS FOR REPORTING

6.1                               Cessation of activity and change in corporate group

(a)                                  The Participant must notify the Commonwealth in its next Quarterly Report if an Eligible Pharmaceutical R&D Activity ceases to be performed.

(b)                                 The Participant must notify the Commonwealth immediately in writing:

(i)                                     if an activity in the Portfolio ceases to be performed by the Participant and Members or under contract with the Participant or a Member, and commences to be performed by a person who is not the Participant or a Member and who is not performing the activity under a contract with the Participant or a Member;

(ii)                                  where there is a change in the identity of the person who Controls the Participant or a Member;

(iii)                               where a Member ceases to be a member of the Group; and

(iv)                              where a person who is not a Member;

(A)                              is or becomes a member of the Group; and

(B)                                commences either:

(v)                                 performing eligible pharmaceutical research and development (R&D) activity as defined in the Directions; or

(vi)                              procuring someone else to perform eligible pharmaceutical research and development (R&D) activity as defined in the Directions for or on behalf of that person under a contract with that person, or both.

(c)                                  The Participant must provide to the Commonwealth the information required by Attachment C of the Program Guidelines within 90 days of the event referred to in clause 6.1(b) occurring.

(d)                                 Where an event referred to in clause 6.1(b) occurs:

(i)            subject to clause 6.1(d)(iii), the Commonwealth and the Participant must negotiate in good faith in relation to varying this Funding Agreement to take into account the event;

(ii)           if the Commonwealth and the Participant agree to a variation of this Funding Agreement, this Funding Agreement will be varied when the parties enter into a valid variation in accordance with clause 16.1(c)(ii); and

(iii)          if the Commonwealth and the Participant do not reach agreement within 60 days of the date of the notification referred to in clause 6.1 (b), the Commonwealth may by notice in writing terminate this Funding Agreement with effect from the date on which the event referred to in clause 6.1(b) occurred.

6.2                               Government Grants

If, during the term of this Funding Agreement, the Participant receives a Government Grant, it must immediately:

(a)                                  notify the Commonwealth; and

(b)                                 provide to the Commonwealth sufficient information to allow the Commonwealth to determine the effect of the receipt of the Government Grant on payments under this Funding Agreement.

7                                         REPORTS

7.1                               Reporting and estimating expenditure

In reporting and estimating expenditure, the Participant must, and must procure its auditor to, comply with the requirements of the Program Guidelines.

7.2                               Quarterly Reports

Within 30 days of the end of each of the first three Quarters of each Payment Year, the Participant must submit a report which:

(a)                                  sets out the Actual Expenditure incurred in that Quarter;

(b)                                 indicates where Actual Activity and Actual Expenditure are not proceeding in accordance with the Performance Milestones;

(c)                                  provides details of any breach or likely breach of this Funding Agreement;

(d)                                 complies with requirements of the Program Guidelines; and

(e)                                  contains the information and is in the form required by the Commonwealth from time to time, provided that the Commonwealth has notified the Participant in writing of any changes to the required format before the end of the relevant Quarter.

7.3                              Annual Report

Within 60 days of the end of each Payment Year and within 60 days of the termination of this Funding Agreement, the Participant must submit a report which:

(a)                                  sets out the Actual Expenditure incurred in the fourth Quarter;

(b)                                 indicates where Actual Activity and Actual Expenditure are not proceeding in accordance with the Performance Milestones;

(c)                                  sets out the Actual Expenditure incurred in the Payment Year;

(d)                                 sets out the Actual Activity performed in the Payment Year;

(e)                                  includes an Audit Statement which verifies the Actual Expenditure incurred in the Payment Year;

(f)                                    sets out and provides reasons for any Underperformance or Overperformance in respect of the Payment Year;

(g)                                 details and provides reasons for any potential future Underperformance or Overperformance;

(h)                                 provides detailed information in respect of the Participant’s progress against the Performance Milestones;

(i)                                     details any expected changes to Forecast Activity, Forecast Expenditure and the Participant’s progress against the Performance Milestones, and in particular, whether the Participant knows that it or Members will not or may not meet the Performance Milestones, Forecast Activity or Forecast Expenditure;

(j)                                     provides details of any breach or likely breach of this Funding Agreement;

(k)                                  complies with requirements of the Program Guidelines; and

(1)                                  contains the information and is in the form required by the Commonwealth from time to time, provided that the Commonwealth has notified the Participant in writing of any changes to the required format before the end of the relevant Payment Year.

7.4                              Requesting further information

(a)                                  The Commonwealth may request from the Participant additional information which relates to this Funding Agreement or the Participant’s participation in the Program.

(b)                                 If the Commonwealth requests information under clause 7.3(?)(a), the Participant must provide the information to the Commonwealth within 30 days of the request or such other time as is agreed between the parties.

7.5                               Extension of time for Reports

(a)                                  Before the due date for submission of a Report, the Participant may, in writing setting out the reason for the application, apply for an extension of time for submission of the Report.

(b)                                 The Commonwealth may, in its absolute discretion, grant to the Participant an extension of time ending on a specific date for submission of a Report.

7.6                               Failure to submit Reports

If the Participant fails to submit two or more Reports consecutively by the due dates for submission (or, where the Commonwealth has granted the Participant an extension under clause 7.5(b), the due date for submission as extended under clause 7.5(b)), the Commonwealth may by notice in writing terminate this Funding Agreement.

7.7                               Evaluation

(a)                                  The Participant must, and must procure that Members, cooperate in the evaluation of the Program by the Commonwealth.

(b)                                 During the term of this Funding Agreement and for 5 years after the Exit Date, the Participant must, within 30 days of a request by the Commonwealth to do so, provide information and completed survey forms relating to the Program and this Funding Agreement.

8                                         REVIEW

8.1                               Annual Assessment and Mid Term Review

(a)                                  Without limiting its right to do so at any other time, the Commonwealth may undertake an assessment of the Participant’s performance of its obligations under this Funding Agreement:

(i)                                     after it has received the Annual Report; and

(ii)                                  at the end of the 2005/2006 Financial Year.

(b)                                 Without limiting clause 8.2, the Commonwealth may use the assessment process referred to in clause 8.1(a) to determine whether the Commonwealth is entitled to undertake an Ad Hoc Review under clause 8.2.

8.2                               Ad Hoc Review trigger

Clauses 8.3 and 8.4 apply where, in a Payment Year:

(a)                                  the aggregate of:

(i)                                     the Actual Expenditure incurred in that Payment Year; and

(ii)                                  any Overperformance in Previous Financial Years to that Payment Year that has been used to offset Underperformance in that Payment Year,

was less than Base Expenditure;

(b)                                 the aggregate of:

(i)                                     the Actual Expenditure incurred in that Payment Year; and

(ii)                                  any Overperformance in Previous Financial Years to that Payment Year that has been used to offset Underperformance in that Payment Year,

was less than 75% of the Forecast Expenditure for that Payment Year; or

(c)                                  in the opinion of the Commonwealth, the Participant has not met one or more of the Performance Milestones to a sufficient degree.

8.3                               Ad Hoc Review process

(a)                                  Subject to clause 8.2, the Commonwealth may undertake an assessment of the Participant’s performance of its obligations under this Funding Agreement and consider the Participant’s continued participation in the Program.

(b)                                 The Commonwealth must notify the Participant in writing of a decision to undertake an assessment under clause 8.3(a).

8.4                               Effect of Ad Hoc Review

(a)                                  Subject to clause 8.2, the Commonwealth may, by notice in writing to the Participant, reduce Forecast Expenditure for each of the Payment Years in the period from the end of the Payment Year referred to in clause 8.2 to the Exit Date so that it is equal to an amount calculated in accordance with the formula:

FE x (TAE/TFE)

where:

(i)                                     FE means Forecast Expenditure for the relevant Payment Year before the reduction in accordance with this clause 8.4(a);

(ii)                                  TAE means the aggregate of the Actual Expenditure incurred in each of the Payment Years in the period from the Start Date to the end of the Payment Year referred to in clause 8.2; and

(iii)                               TFE means the aggregate of Forecast Expenditure for each of the Payment Years in the period from the Start Date to the end of the Payment Year referred to in clause 8.2.

(b)                                 Subject to clause 8.2, where the Commonwealth is of the opinion that an activity performed by or on behalf of the Participant or a Member is not Eligible Pharmaceutical R&D Activity, the Commonwealth may by notice in writing to the Participant do one or more of the following:

(i)            reduce Forecast Expenditure for each of the Payment Years in the period from the end of the Payment Year referred to in clause 8.2 to the Exit Date so that it does not include any amounts for activities which are not Eligible Pharmaceutical R&D Activity;

(ii)           remove any activity which is not Eligible Pharmaceutical R&D Activity from the Portfolio; and

(iii)          require the Participant to repay any amount which has been paid by the Commonwealth to the Participant in connection with activity which is not Eligible Pharmaceutical R&D Activity and, in its discretion, require the Participant to pay Interest on the amount, whereupon the Participant must repay the amount and Interest (if required) within 30 days of the date of the notice.

(c)                                  Where the Commonwealth reduces Forecast Expenditure under clause 8.4(a) or clause 8.4(b)(i), the Commonwealth may also, in the same or a separate written notice to the Participant, reduce the Maximum Annual Payment for each of the Payment Years in the period from the end of the Payment Year referred to in clause 8.2 to the Exit Date to an amount calculated in accordance with the formula:

(FE – BE) x 30%

where:

(i)                                     FE means Forecast Expenditure for that Payment Year as reduced under clause 8.4(a) or clause 8.4(b)(i) as appropriate; and

(ii)                                  BE means Base Expenditure.

(d)                                 Where the Commonwealth reduces Forecast Expenditure under clause 8.4(a) or clause 8.4(b)(i), the Commonwealth may also, in the same or a separate written notice to the Participant, reduce the Maximum Payment to an amount equal to the aggregate of the Maximum Annual Payments for each of the Payment Years in the period from the Start Date to the Exit Date, as reduced under clause 8.4(c).

(e)                                  Subject to clauses 8.2 and 8.4(f), where, in the Commonwealth’s reasonable opinion:

(i)                                     the Actual Activity does not meet the Selection Criteria to the same extent as the Portfolio; and

(ii)                                  the quality of the Actual Activity is lower than that which was required for entry into the Program in the Round.

the Commonwealth may by notice in writing terminate this Funding Agreement.

(f)                                    Before the Commonwealth terminates this Funding Agreement in accordance with clause 8.4(e), the Commonwealth must:

(i)                                     notify the Participant that the Commonwealth intends to terminate the Funding Agreement in accordance with clause 8.4(e);

(ii)                                  allow the Participant 14 days from the date on which the Commonwealth notifies the Participant in accordance with clause 8.4(f)(i) to provide written submissions in relation to the matters referred to in clause 8.4(e); and

(iii)                               take into account any submissions provided by the Participant pursuant to clause 8.4(f)(ii) in deciding whether or not to terminate this Funding Agreement in accordance with clause 8.4(e).

9                                         INTELLECTUAL PROPERTY

9.1                               Vesting of Intellectual Property

Subject to clause 9.2, the Commonwealth does not assert ownership of. or any right to, any Intellectual Property created under this Funding Agreement.

9.2                               Licence

The Participant grants to the Commonwealth a permanent, irrevocable, royalty-free, worldwide, non-exclusive licence to use, reproduce, publish, electronically transmit, electronically distribute, adapt and modify any Contract Material, including any existing Material which is used for the purposes of the Program, for the purposes of the Commonwealth’s dissemination, reporting and accountability requirements, but not to commercially exploit such Contract Material.

9.3                               Documentation

If requested by the Commonwealth, the Participant agrees to bring into existence, sign, execute or otherwise deal with any document which may be necessary or desirable to give effect to this clause 9.

9.4                               Warranty

The Participant warrants that:

(a)                                  it is entitled, or will be entitled at the relevant time, to deal with the Intellectual Property in the Contract Material in the manner provided for in this clause 9; and

(b)                                 it will use all reasonable endeavours to exploit the Intellectual Property created under this Agreement in order to meet the objectives of the Program as described in the Program Guidelines.

10                                  CONFIDENTIALITY

10.1                        Publicity

(a)                                  The Participant must acknowledge the financial assistance received from the Commonwealth under this Funding Agreement in any public statements about the Portfolio or its Eligible Pharmaceutical R&D Activities as a whole.

(b)                                 The Commonwealth may publicise the involvement of the Participant in the Program, by including in press releases, general announcements, publications, presentations and annual reports, and may disclose in order to satisfy any other accountability requirement or reporting obligation, the following information:

(i)                                     the name of the Participant;

(ii)                                  a description of this Funding Agreement;

(iii)                               a brief description of the Portfolio and any activity in the Portfolio, as agreed with the Participant in writing from time to time;

(iv)                              the Maximum Payment and Maximum Annual Payments;

(v)                                 Actual Expenditure; and

(vi)                              the amount of payments made by the Commonwealth under this Funding Agreement.

10.2                        Confidential Information

The Commonwealth must not disclose any Confidential Information except:

(a)                                  with the prior consent of the Participant;

(b)                                 where required or permitted under law;

(c)                                  to the Minister (as defined in the Directions) or the Auditor-General or his or her delegate;

(d)                                 to the extent that they require the information for the purposes of this Funding Agreement or the Program, to officers, consultants, employees and advisers of the Commonwealth, provided that the Commonwealth ensures that the recipient of the information is aware of the confidentiality obligations under this clause 10.2 and takes steps to ensure the recipient of the information complies with those confidentiality obligations; or

(e)                                  where permitted by clause 10.1.

11                                  RECORDS AND AUDIT

11.1                        Records

(a)                                  The Participant must, and must procure that Members, keep to the Commonwealth’s satisfaction;

(i)                                     all records (including original receipts and invoices) in accordance with accounting principles generally applied in commercial practice and as required by law which are necessary to provide a complete, detailed record and explanation of Actual Expenditure and the Participant’s performance of its obligations under this Funding Agreement; and

(ii)                                  any other records relating to this Funding Agreement which are required by the Commonwealth.

(b)                                 The Participant must, and must procure Members to, retain the records referred to in clause 11.1(a), during the term of the Program and for at least 7 years from the date of their creation.

11.2                        Approvals and contract R&D

The Participant must, within 14 days of a request by the Commonwealth to do so, provide to the Commonwealth copies of:

(a)                                  any Approval; and

(b)                                 contracts under which Actual Activity has been performed by another person on behalf of the Participant or a Member.

11.3                      Inspection and audit

(a)                                  The Participant must, and must procure Members to, allow the Commonwealth and its auditor, including the Australian National Audit Office, at reasonable times and on reasonable notice, to:

(i)                                     enter the Participant’s or Member’s premises;

(ii)                                  audit the Participant’s compliance with this Funding Agreement; and

(iii)                               inspect records held by the Participant or the Member which are relevant to this Funding Agreement.

(b)                                 The Participant must, and must procure Members to, provide the Commonwealth and its auditor with all necessary facilities and assistance to enable them to conduct the audit.

(c)                                  The Participant must, and must procure Members to, allow the Commonwealth and its auditor to make copies of any records that the Commonwealth or its auditor considers relevant to the Participant’s obligations under this Funding Agreement.

(d)                                 The Commonwealth and its auditor may only use the copies referred to in clause 11.3(c) for the purposes of:

(i)                                     an audit;

(ii)                                  verifying the Participant’s performance of its obligations under this Funding Agreement; and

(iii)                               the Commonwealth’s and the auditor’s accountability and reporting obligations.

12                                WARRANTIES

12.1                      Corporate capacity

The Participant warrants that as at the date of this Funding Agreement and on each day during the term of this Funding Agreement:

(a)                                  [incorporation] the Participant is:

(i)            incorporated under the Corporations Act 2001 (Cth); and

(ii)           registered for GST purposes pursuant to the GST Act having the Australian Business Number as specified adjacent to the Participant’s name in the Particular Conditions;

(b)                                 [legal right and power] it has the legal right and power to enter into this Funding Agreement and to perform its obligations under the terms of this Funding Agreement;

(c)                                  [corporate action] the execution, delivery and performance of this Funding Agreement by it has been duly and validly authorised by all necessary corporate action on its part;

(d)                                 [binding agreement] this Funding Agreement is a valid and binding agreement of it, enforceable in accordance with its terms; and

(e)                                  [constitution] the execution and performance of this Funding Agreement by it does not and the other transactions contemplated by this Funding Agreement do not, violate or conflict with or result in a breach of or constitute a default under its constitution.

12.2                       Application and Portfolio

The Participant warrants that as at the date of this Funding Agreement:

(a)                                  [Application] the Application has been made in accordance and compliance with the  Program  Guidelines  and, in particular, has specified all Eligible Pharmaceutical R&D Activity performed in the First Base Year and the Second Base Year by or on behalf of the Participant and people who were members of the Group at the closing date for submission of applications to participate in the Round and all Eligible Pharmaceutical R&D Activity proposed to be performed in the Third Base Year and during the term of this Funding Agreement by or on behalf of the Participant and people who were members of the Group at the closing date for submission of applications to participate in the Round ; and

(b)                                 [Portfolio] the Portfolio consists of all Eligible Pharmaceutical R&D Activity that has been, and is proposed to be, performed by or on behalf of the Participant and Members.

12.3                       Other warranties

The Participant warrants that as at the date of this Funding Agreement and on each day during the term until this Funding Agreement terminates:

(a)                                  [eligibility]  the Participant satisfies the Eligibility Criteria;

(b)                                 [financial capacity]  the Participant and the Members have the financial capacity to perform or procure performance of the Forecast Activity and undertake the Forecast Expenditure;

(c)                                  [intellectual property]  the Participant, the Members and any person who is not a Member and who performs Eligible Pharmaceutical R&D Activity under a contract with the Participant or a Member will, at the relevant time, have access to all intellectual property rights necessary for them to perform or procure performance of the Forecast Activity and undertake the Forecast Expenditure;

(d)                                 [accuracy of information]  all information provided by the Participant to the Commonwealth from time to time, including information:

(i)                                     given in the Application;

(ii)                                  incorporated into the Particular Conditions; or

(iii)                               given in any Report to the Commonwealth by the Participant under this Funding Agreement,

is true and correct;

(e)                                  [conflict of interest]  the Participant, Members and any other person who performs Eligible Pharmaceutical  R&D Activity under a contract with the Participant or a Member do not have any interests or obligations that conflict or may conflict with its interests or obligations under this Funding Agreement;

(f)                                    [adverse circumstances]  the Participant is not aware of any circumstances which adversely affect or might adversely affect the Participant’s ability to fulfil its obligations under this Funding Agreement;

(g)                                 [activity]  the Forecast Activity does not include any activity which is not Eligible Pharmaceutical R&D Activity;

(h)                                 [expenditure]  Actual Activity, Actual Expenditure, Base Expenditure, Forecast Activity and Forecast Expenditure have been reported in accordance with the requirements of the Program Guidelines;

(i)                                     [Group]:

(i)            it is the only member of the Group which applied for funding in the Round;

(ii)           each Member is a member of the Group; and

(iii)          all members of the Group which perform Eligible Pharmaceutical R&D Activity or procure other people to perform Eligible Pharmaceutical R&D Activity for or on behalf of the member under a contract with the member are included in the list of Members in Item 6 of the Schedule;

(j)                                     [forecasts]  the Forecast Activity and Forecast Expenditure are realistic and achievable;

(k)                                  [Ethical and regulatory approval] in respect of any activity in the Portfolio involving research using genetic material from humans (including human embryos, stem cells and all other human organs, tissues and cells), animals or plants, or experimentation in animals or humans:

(i)            the Participant, Members and any other person who performs Eligible Pharmaceutical R&D Activity under a contract with the Participant or a Member will, at the relevant time, have received Ethical and Regulatory Approval for that activity; and

(ii)           the Participant, Members and any other person who performs Eligible Pharmaceutical R&D Activity under a contract with the Participant or a Member have, in performing or procuring performance of that activity, complied with all applicable and relevant law; and

(l)                                     [contract R&D] where Actual Activity, Actual Expenditure, Forecast Activity or Forecast Expenditure includes Eligible Pharmaceutical R&D Activity or Eligible Expenditure financed by a person who is not the Participant or a Member, it has been included by the Participant with the consent of that person.

12.4                        Notification of breach

(a)                                  If the Participant becomes aware of a breach or potential breach of warranty, the Participant must immediately notify the Commonwealth in writing of that breach or potential breach.

(b)                                 The Participant acknowledges that, without limiting clause 13.3, breach of a warranty set out in this Funding Agreement justifies termination of this Funding Agreement by the Commonwealth.

13                                  TERM AND TERMINATION

13.1                        Term

(a)                                  This Funding Agreement will start on the Start Date.

(b)                                 This Funding Agreement will terminate on the earliest occurring of the following events:

(i)            the Exit Date;

(ii)           the Commonwealth and the Participant enter into a new Funding Agreement following the selection of the Participant or a Member in a later funding round for the Program;

(iii)          the Commonwealth and the Participant agree in writing to terminate this Funding Agreement;

(iv)          the aggregate of all payments made to the Participant under this Funding Agreement equals the Maximum Payment; and

(v)           the Commonwealth terminates this Funding Agreement under clause 13.2 or clause 13.3.

but without prejudice  to the following obligations, which survive such termination:

(vi)          any obligation of the Commonwealth to pay an amount to the Participant under clause 3 in respect of any part of the Payment Year immediately preceding termination; and

(vii)         the obligation of the Participant to submit Reports under clause 7 in respect of any part of the Payment Year immediately preceding termination.

13.2                        Termination at any time

(a)           The Commonwealth may terminate this Funding Agreement at any time by giving not less than 30 days notice in writing to the Participant, specifying the effective date of termination.

(b)           If this Funding Agreement is terminated under clause 13.2(a), the Commonwealth is liable only for:

(i)             all payments due and not yet made to the Participant at the effective date of termination; and

(ii)            any reasonable substantiated unavoidable loss (excluding loss of profits) incurred by the Participant as a direct consequence of termination of this Funding Agreement.

13.3                        Termination for default

The Commonwealth may, without prejudice to any right of action or remedy which has accrued or which may accrue in favour of the Commonwealth, terminate this Funding Agreement by notice in writing to the Participant in the event of any one or more of the following:

(a)                                  the Participant is in breach of this Funding Agreement and in the opinion of the Commonwealth the breach is not capable of being remedied:

(b)                                 the Participant is otherwise in breach of this Funding Agreement and the Participant fails to remedy the breach within 21 days of receipt of a written notice from the Commonwealth requiring it to do so (or within any longer period specified in the notice);

(c)                                  the Participant is in breach of a warranty set out in this Funding Agreement;

(d)                                 the Commonwealth becomes entitled to terminate pursuant to clause 6.1(d);

(e)                                  the Commonwealth becomes entitled to terminate pursuant to clause 7.6;

(f)                                    the Commonwealth becomes entitled to terminate pursuant to clause 8.4(e); or

(g)                                 an Insolvency Event occurs in relation to the Participant.

13.4                        Force majeure

The Commonwealth may not take action under clause 13.3 for a breach of this Funding Agreement due to a cause or causes beyond the Participant’s reasonable control which does not continue for more than 12 weeks in the aggregate.

13.5                        Survival of obligations after termination

Clauses 3.10, 4, 7.1, 7.3, 7.3(I), 7.7, 9, 10, 11, and this clause 13.5 of this Funding Agreement will remain in full force and effect and survive the expiry or termination of the agreement evidenced by this Funding Agreement.

14                                  COMMUNICATIONS

14.1                        General

A Communication must be in writing in English and may be given by an agent of the sender.

14.2                        How to give a Communication

In addition to any other lawful means, a Communication may be given to a party by being:

(a)                                  personally delivered to the party;

(b)                                 left at the party’s registered office or current business address;

(c)                                  subject to clauses 14.5 and 14.7, sent by pre-paid ordinary mail to the party’s current address nominated for receipt of Communications by mail or, if the address is outside Australia, by pre-paid airmail;

(d)                                 subject to clauses 14.6 and 14.7, sent by facsimile to the party’s current facsimile number nominated for receipt of Communications by facsimile; or

(e)                                  subject to clause 14.3, by email sent to the party’s current email address nominated for receipt of Communications by email.

14.3                        Email communication

The following Communications must not be given by email:

(a)                                  Audit Statements:

(b)                                 Reports;

(c)                                  variations to this Funding Agreement; and

(d)                                 notices and information under clauses 3.10, 5.2, 5.3, 6.1, 7.5, 8.3(b), 8.4, 12.4(a), 13.1(b)(iii), 13.2, 13.3, 15,16.1 and 16.2.

14.4                        Current address for delivery of Communications

(a)                                  The particulars for delivery of Communications are initially as set out in Item 8 of the Schedule.

(b)                                 Each party may change its particulars for delivery of Communications by notice in writing to the other party.

14.5                        Communications by post

Subject to clause 14.7, a Communication is given if posted:

(a)                                  within Australia to an Australian address, 3 days after posting; or

(b)                                 in any other case, 14 days after posting.

14.6                        Communications by facsimile

Subject to clause 14.7, a communication is given if sent by facsimile, when the sender’s facsimile machine produces a report that the facsimile was sent in full to the addressee, the report being conclusive evidence that the addressee received the facsimile in full at the time indicated on that report.

14.7                        After hours communications

If a Communication is given:

(a)                                  after 5.00 pm in the place of receipt; or

(b)                                 on a day which is a Saturday, Sunday or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or public holiday in that place.

14.8                        Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this Funding Agreement may be served by any method contemplated by this clause 14 or in accordance with any applicable law.

15                                  GST

15.1                        Construction

In this clause 15 words and expressions which are not defined in this Funding Agreement but which have a defined meaning in GST Law have the same meaning as in the GST Law.

15.2                        Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this Funding Agreement are exclusive of GST.

15.3                        Payment of GST

If GST is payable by a supplier, or by the representative member for a GST group of which the supplier is a member, on any supply made under this Funding Agreement, the recipient will pay to the supplier an amount equal to the GST payable on the supply.

15.4                        Timing of GST payment

The recipient will pay the amount referred to in clause 15.3 in addition to and at the same time that the consideration for the supply is to be provided under this Funding Agreement.

15.5                        Tax invoice

Except where clause 15.8 applies:

(a)                                  the supplier must deliver a tax invoice or an adjustment note to the recipient before the supplier is entitled to payment of an amount under clause 15.3; and

(b)                                 the recipient can withhold payment of the amount payable under clause 15.3 until the supplier provides a tax invoice or an adjustment note as appropriate.

15.6                        Adjustment event

If an adjustment event arises in respect of a taxable supply made by a supplier under this Funding Agreement the amount payable by the recipient under clause 15.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the supplier or by the supplier to the recipient as the case requires.

15.7                        Reimbursements

Where a party is required under this Funding Agreement to pay or reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the sum of:

(a)                                  the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other party, or to which the representative member for a GST group of which the other party is a member, is entitled; and

(b)                                 if the payment or reimbursement is subject to GST, an amount equal to that GST.

15.8                        Recipient created tax invoice

Where the Participant makes a taxable supply to the Commonwealth under this Funding Agreement, the parties agree:

(a)                                  the Commonwealth will issue a recipient created tax invoice for the supply at the same time that the Commonwealth provides the consideration for the supply;

(b)                                 the Participant will not issue a tax invoice in respect of the supply;

(c)                                  the Commonwealth will issue an adjustment note for any adjustment event that arises in relation to the supply; and

(d)                                 the Participant will not issue an adjustment note for any adjustment event that arises in relation to the supply.

15.9                        Acknowledgment by Commonwealth

The Commonwealth acknowledges that it is registered for GST at the date of entry into this Funding Agreement and that it will notify the Participant if it ceases to be so registered.

15.10                 Acknowledgment by Participant

The Participant acknowledges that it is registered for GST at the date of entry into this Funding Agreement and that it will notify the Commonwealth if it ceases to be so registered.

16                                  SUBSTITUTION, VARIATION, ASSIGNMENT AND WAVER

16.1                        Substitution and variation

(a)                                  At any time during the term of this Funding Agreement, the Participant may submit in writing to the Commonwealth a proposal to:

(i)                                     substitute a different Eligible Pharmaceutical R&D Activity for an activity in the Portfolio; or

(ii)                                  add an Eligible Pharmaceutical R&D Activity to the Portfolio.

(b)                                 Subject to clause 16.1(c), the Commonwealth may, in its discretion, accept or reject a proposal referred to in clause 16.1 (a), with or without conditions.

(c)                                  This Funding Agreement may only be varied or replaced:

(i)                                     in accordance with clause 5.2, clause 5.3 or clause 8.4; or

(ii)                                  by written agreement of both parties.

16.2                        Assignment and dealing

(a)                                  The Participant must not assign, novate or deal with any right under this Funding Agreement without the prior written consent of the Commonwealth.

(b)                                 Any assignment, novation or dealing or purported assignment, novation or dealing in breach of this clause 16.2 will have no effect in so far as it might otherwise affect the Commonwealth.

16.3                        Waiver and exercise of rights

(a)                                  A single or partial exercise or waiver by a party of a right relating to this Funding Agreement does not prevent any other exercise of that right or the exercise of any other right.

(b)                                 A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

17                                  GENERAL

17.1                        Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this Funding Agreement and to perform its obligations under it.

17.2                        Governing law and jurisdiction

(a)                                  This Funding Agreement is governed by and is to be construed in accordance with the laws applicable in the Australian Capital Territory.

(b)                                 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Australian Capital Territory and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

17.3                        Liability

An obligation of two or more persons binds them separately and together.

17.4                        Good faith and reasonableness

During the term of this Funding Agreement, the parties must act towards each other reasonably and in good faith when exercising rights and discretions, considering consents or approvals, and performing obligations under this Funding Agreement.

17.5                        Relationship of parties

(a)                                  This Funding Agreement does not create a partnership, joint venture, employment or agency relationship between the parties.

(b)                                 The Participant must not represent that it is, or act as if it was, a partner, joint venturer, employee or agent of the Commonwealth.

PHARMACEUTICALS PARTNERSHIPS PROGRAM

P3

FUNDING AGREEMENT

PARTICULAR CONDITIONS

PARTIES

1                                         Commonwealth of Australia represented by the Department of Industry, Tourism and Resources

ABN 51 835 430479 001

GPO Box 9839

Canberra ACT 2601

20 Allara Street

Canberra ACT 2600

2                                         The Participant

Pharmaxis Ltd

ABN 75082811630

Unit 2

10 Rodborough Road

FRENCHS FOREST NSW 2086

OPERATIVE PROVISIONS

1                                          This Funding Agreement is made, and the Funding is made available to the Participant, under the Pharmaceuticals Partnerships Program.

2                                          The Funding is made available to the Participant on the terms and conditions of the Funding Agreement, which comprises the General Conditions and the Particular Conditions (including the schedules).

3                                          The Participant acknowledges that it has received and read a copy of the General Conditions, and agrees that the terms and conditions of the General Conditions form part of the Funding Agreement.

4                                          Terms defined in the General Conditions have the same meaning in the Particular Conditions.

5                                          The Participant acknowledges that it has received and read a copy of the Program Guidelines.

6                                          If there is an inconsistency between the Particular Conditions and the General Conditions, the Particular Conditions prevail to the extent of the inconsistency.

EXECUTED as a deed.

Date of Deed: 12 AUGUST 2004

Commonwealth of Australia

SIGNED SEALED AND DELIVERED		)
for and on behalf of the		)
COMMONWEALTH OF AUSTRALIA		)
by	Judith Zielber	)
a delegate of the Minister for Industry		)	/s/ Judith Zielber
Tourism and Resources		)	Signature of delegate
in the presence of:

/s/ Lyn Dodd
Signature of witness
/s/ Lyn Dodd
Name of witness (print)

I hereby accept the terms and conditions pursuant to which the Funding is made available.

Participant

THE COMMON SEAL of	)
Pharmaxis Ltd	)
)

is affixed in the presence of:
[SEAL]

/s/ David M McGarvey		/s/ Alan D. Robertson
Company Secretary		Director
David M McGarvey		Alan D Robertson
Name of Company Secretary (print)		Name of Director (print)

SCHEDULE – PARTICULARS

1.                                      (a)                                  Start Date:                                    1 July 2004

(b)                                  Exit Date:                                           30 June 2008

2.                                      Base Expenditure

Base Year		Expenditure
(a) First Base Year:	1 July 2001 to 30 June 2002	$	*
(b) Second Base Year:	1 July 2002 to 30 June 2003	$	*
(c) Third Base Year:	1 July 2003 to 30 June 2004	$	*

(d)                                  Base Expenditure:  $*

3.                                    Forecast Expenditure, Maximum Annual Payment and Maximum Payment

Payment Year	Forecast Expenditure		Base Expenditure		Maximum Annual Payment
2004/2005	$	*	$	*	$	*
2005/2006	$	*	$	*	$	*
2006/2007	$	*	$	*	$	*
2007/2008	$	*	$	*	$	*

Maximum Payment: $6,126,398

*  Confidential portion omitted and filed separately with the Commission

4.                                     Portfolio

Project	Project Title	2004/2005	2005/2006	2006/2007	2007/2008
1	Development of new treatments for autoimmune diseases (multiple sclerosis and rheumatoid arthritis)	*	*	*	*
2	Development of new treatments for chronic respiratory disease	*	*	*	*

5.                                      Forecast Activity and Performance Milestones

Project	Milestone	Expected Achievement Date
2	*	*
2	*	*
2	*	*
1	*	*
1	*	*
2	*	*
1	*	*
2	*	*
2	*	*
2	*	*
1	*	*
1	*	*
2	*	*
2	*	*
2	*	*
1	*	*
1	*	*
2	*	*
2	*	*
1	*	*
2	*	*
2	*	*
2	*	*

*  Confidential portion omitted and filed separately with the Commission

6.	Members:	Pharmaxis Ltd (ABN 75 082 811 630)

7.	Interest:

2 percentage points higher than the 90 day bank bill swap rate sourced from the Commonwealth Banking Corporation as published in the Australian Financial Review on the date of the notice for repayment, or if such rate ceases to be sourced or published, a rate which, in the Commonwealth’s opinion, is an appropriate replacement for that rate.

8.	Communications:

	(a) Commonwealth	Address: GPO Box 9839, Canberra ACT 2601

Facsimile: 02 6213 7360

Email: p3@industry.gov.au

Attention: Manager, P3 Program, AusIndustry

	(b) Participant	Address: Unit 2, 10 Rodborough Road, Frenchs Forest NSW 2086

Facsimile: 02 9451 3622

Email: david.mcgarvey@pharmaxis.com.au

Attention: David McGarvey